Exhibit 5

MICHAEL GOLIGHTLY

59 West 100 South
Second Floor
Attorney at Law	Salt Lake City, Utah 84101	Telephone: (801) 575-8073 ext 105
Admitted in Utah and Texas		Facsimile: (801) 575-8092

March 11, 2008

Board of Directors
AmeriResource Technologies, Inc.
3440 E. Russell Road, Suite 217
Las Vegas, Nevada 89120

 Re:               Legality and Authorization of Shares Issued Under Form S-8 RegistrationAmendment No. Three to 2008 Stock Incentive Plan

Dear Members of the Board:

I am acting as special counsel for AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under an amended registration statement on Form S-8 (the "Registration Statement") to amend a prior filing on December 12, 2007. The proposed amendment is to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act").  The Company is registering an Amendment to the Benefit Plan entitled "AmeriResource Technologies, Inc. 2008 Stock Incentive Plan, Amendment No. 3" (the "Benefit Plan") pursuant to which the Company will amend the plan to provide for the registration of an additional seven billion (7,000,000,000) shares of the Company’s common stock.

In connection with the preparation of this Opinion, I have examined the following:

1.	The Company's Articles of Incorporation and amendments thereto, including the Amendment filed March 7, 2008 increasing the number of authorized shares to Fifty Billion and Bylaws as submitted to me by the Company pursuant to my request for same;
2.	The Registration Statement herein referenced;
3.	The Board of Directors Resolution, dated March 10, 2008, authorizing and approving the Company's Amendment No. Three to The 2008 Stock Incentive Plan and the preparation of the Registration Statement;
4.	The Company’s 2008 Stock Incentive Plan, Amendment No. 3;
5.	The Company's Section 10(a) Prospectus for the Registration Statement;
6.
The Company's Form 10-KSB for the fiscal year ended December 31, 2006 as amended, the Company’s Form 10-QSB for the quarter ended March 31, 2007, as amended, the Company’s Form 10-QSB for the quarter ended June 30, 2007, and the Company’s Form 10-QSB for the quarter ended September 30, 2007 all as filed with the SEC;

7.	Such other documents as I have deemed necessary for the purposes of this Opinion.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion.  My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion.  I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Delaware; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Second Amended Benefit Plan; the Company's Board of Directors has authorized the filing of the Amended Registration Statement.  As such, I am of the opinion that the amendments proposed herein have been duly and validly authorized.

This opinion is based upon and subject to the qualifications and limitations specified below:

(A) Certain of the remedial provisions of the 2008 Stock Incentive Plan, Amendment No 1 may be further limited or rendered unenforceable by other applicable laws and interpretations.

(B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Amended Stock Incentive Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

(C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

(D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

(E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradability of any Shares issued pursuant to the Benefit Plan.

(F) I am admitted to practice law in the States of Utah and Texas.  I am not admitted to practice law in the States of Nevada, California or Delaware or in any other jurisdiction where the Company may own property or transact business.  This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein.  I expressly except from this opinion any opinion as to whether or to what extent a Delaware court or any other court would apply Delaware law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

(G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same.  I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.  This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

Sincerely,
/s/ Michael Golightly
/s/ Michael Golightly